Exhibit 10.2

EXECUTION FORM

AMENDMENT NO. 1 TO LEASE

THIS AMENDMENT NO. 1 TO LEASE (this “Agreement”) is dated and effective as of December 21, 2005, by and between VALLEY DRUG COMPANY, an Ohio corporation with its principal place of business in New Castle, Pennsylvania (“Tenant”), and BECAN DEVELOPMENT LLC, a Pennsylvania limited liability company (“Landlord”).

WHEREAS, Tenant and Landlord are parties to a Commercial Lease dated January 1, 2004 (the “Lease”), with respect to Tenant’s distribution facility located at 209 Green Ridge Road, New Castle, Pennsylvania (the “Facility”); and

WHEREAS, Tenant and Landlord have agreed to certain modifications to the Lease to become effective upon the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1. Amendments to Lease. The parties agree that, effective as of the date hereof, the Lease shall be amended as follows:

(a) Section 2 of the Lease is hereby amended and restated as follows:

“2. PREMISES. Landlord hereby leases to Tenant and Tenant leases from Landlord upon all of the conditions set forth herein, that certain real property situated at 209 Green Ridge Road, New Castle, PA, 16105, and described as a 45,000 square foot building as described in Exhibit “A” attached hereto and made a part hereof. Said real property, including the land, all improvements thereon and all fixtures purchased and installed thereon by Landlord, is herein called the “Property”“.

(b) Section 3.1 of the Lease is hereby amended and restated as follows:

“3.1 Initial Term; Renewal Terms. The initial term hereof shall be for five (5) years commencing on December 21, 2005 (the “Initial Term”), unless terminated sooner pursuant to any provision hereof. The Tenant shall have the right to extend the term of this Lease for two (2) consecutive five-year renewal terms (collectively, the “Renewal Term”) by sending written notice of its election to renew to Landlord not later than six (6) months prior to the end of the then existing term of the Lease.”

(c) The following new Section 48 is hereby added to the Lease:

“48. Purchase Option. The Tenant shall have the option, exercisable at any time on or after December 21, 2008, to purchase the Property from the Landlord. The Tenant shall exercise the purchase option by sending written notice of its election to purchase to Landlord. The notice of election to purchase shall specify a closing date for the purchase and sale which closing date shall be not less than sixty (60) nor more than ninety (90) days from the date of the notice of purchase. The purchase price shall be the “fair market value” of the Property determined as set forth below. The purchase price shall be paid in full in immediately available funds at closing. The closing shall be conducted, and all closing adjustments shall be made in accordance with, the local customs for commercial real estate transactions in New Castle, Pennsylvania.

The “fair market value” of the Property shall be determined as follows: Within ten (10) days of the exercise of the purchase option by Tenant, each of Landlord and Tenant shall engage, at its own expense, a licensed independent appraiser experienced in commercial real estate appraisals. Such appraisers shall conduct appraisals of the Property to be completed within thirty (30) days of their engagement. Upon receipt of the appraisals, the Landlord and Tenant shall share with one another the appraisal reports. In the event the fair market value of the Property as determined by Landlord’s and Tenant’s independent appraisers does not vary by more than ten percent (10%) of the lower of the appraised fair market values, the fair market value for purposes of this Lease shall be the average of the two appraised values. In the event the fair market value of the Property as determined by Landlord’s and Tenant’s independent appraisers varies by more than ten percent (10%) of the lower of the appraised fair market values, then both appraisals shall be disregarded and the two independent appraisers shall appoint a third independent appraiser to determine the appraised fair market value of the Property. The fair market value as determined by the third appraiser shall be binding upon Landlord and Tenant. The expenses of the third appraiser shall be borne equally by Landlord and Tenant.”

(d) The following new Section 49 is hereby added to the Lease:

“49. Right of First Refusal. Tenant shall have a right of first refusal to purchase the Property upon the terms and subject to the conditions set forth herein. In the event that Landlord receives a bona fide offer from a third-party (the “Buyer Party”) to purchase the Property, and prior to its acceptance of any such bona fide offer, the Landlord shall promptly (but in any event within five (5) business days) notify Tenant in writing of such offer, including but not limited to: (i) the amount and the form of consideration proposed to be paid by the Buyer Party for the Property, (ii) the proposed closing date for such purchase and sale of the Property, and (iii) any material conditions to the closing of the purchase and sale of the Property (the “Sale Notice”). Within ten (10) business days from receipt of the Sale Notice, Tenant shall inform Landlord in writing of its desire to purchase the Property on terms and conditions identical to those offered by the Buyer Party and described in the Sale Notice (the “Purchase Notice”). In the event that Tenant delivers a Purchase Notice to Landlord within the ten-day period, Landlord shall be obligated to sell the Property to the Tenant upon the terms and subject to the conditions described in the Sale Notice, and Landlord shall promptly decline the offer from the Buyer Party. Notwithstanding the foregoing, nothing herein is intended to or shall prohibit a transfer of membership interests between the members of Landlord without first offering such membership interests to Tenant.

In the event that Tenant fails to deliver a Purchase Notice within such ten-day period, or in the event Tenant sooner notifies Landlord in writing that it does not desire to purchase the Property on the terms set forth in the Sale Notice, Landlord may proceed without further restriction to sell the Property to the Buyer Party on the terms and conditions set forth in the Sale Notice; provided, that such Buyer Party shall purchase the Property subject to this Lease, which shall remain in full force and effect in accordance with the terms hereof, except that the purchase option granted to Tenant by Landlord pursuant to Section 48 and the right of first refusal granted to Tenant by Landlord in this Section 49 shall automatically be extinguished and terminated.”

2. Consent to Assignment. Landlord hereby acknowledges that Tenant is party to a certain Asset Purchase Agreement, dated as of the date hereof, with Rochester Drug Cooperative, Inc., a New York corporation (“RDC”), for the sale of certain of Tenant’s assets to RDC (the “Purchase Agreement”). Landlord further acknowledges that following the closing of the transactions contemplated by the Purchase Agreement, Tenant shall sublease the Facility to RDC on the same terms and conditions as are set forth in the Lease (as amended hereby) so that RDC may conduct certain business operations from the Facility. Landlord further acknowledges that it is the intention of Tenant and RDC that, upon the satisfaction of certain conditions set forth in the Purchase Agreement, Tenant shall assign the Lease (as amended hereby) to RDC, and RDC shall assume the Lease from Tenant, and the sublease of the Facility shall then be terminated (the “Lease Assignment”). Landlord consents to the sublease and the Lease Assignment, and in furtherance thereof Landlord hereby covenants and agrees to use best efforts to obtain, within sixty (60) days from the date hereof, the written consent of The Pennsylvania Industrial Development Authority (or any successor thereto, “PIDA”) and National City Bank (the “Bank”) to the Lease Assignment and this Agreement. Tenant shall cooperate with Landlord and use its own reasonable efforts to assist Landlord in obtaining the necessary consents from PIDA and the Bank.

3. No Other Changes. Except as expressly provided in this Agreement, the Lease shall remain in full force and effect.

4. Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or assignable by either of the parties hereto without the prior written consent of the other party (except as contemplated by the Lease Assignment). Any assignment in violation of this Agreement shall be null and void.

5. Governing Law; Counterparts. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its principles of conflict or choice of law. This instrument may be executed in two or more counterparts, including by way of facsimile, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Amendment No. 1 to Lease to be duly executed and delivered on their behalf by their duly authorized representatives as of the day and date first above written.

TENANT:

VALLEY DRUG COMPANY

By:	/s/ Edgardo A. Mercadante
Name: Edgardo A. Mercadante
Title: President & CEO

LANDLORD:

BECAN DEVELOPMENT LLC

By:	/s/ Philip Laird
Name: Philip Laird
Title: